UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                       COMPUTER MANAGEMENT SCIENCES, INC.


                                January 31, 1997








                                    EXHIBITS

                                   EXHIBIT 2.4


                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER is made this 16th day of January, 1997, by and among COMPUTER MANAGEMENT SCIENCES, INC., a Florida corporation ("Parent"), BRONCO ACQUISITION, INC., a Florida corporation ("Subsidiary"), MIACO CORPORATION, a Colorado corporation ("Target" or "Surviving Corporation"), and Shari G. Leigh, Martin B. Greer, Daniel P. Dunlap, Jr., John D. Karen and Richard C. Blakeman, each an individual residing in the State of Colorado, except for Daniel P. Dunlap, Jr., who resides in the State of Maryland (hereinafter collectively referred to as "Target Shareholders").

                                    Recitals:

      A. Subsidiary, Parent, Target and Target Shareholders, which shareholders collectively beneficially hold one hundred percent (100%) of the outstanding capital stock of Target, desire to adopt and enter into a plan of reorganization within the meaning of Section 368(a) of the Code;

      B. Each of Subsidiary, Parent and Target is intended to be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and

      C. It is desirable that Subsidiary be merged into Target pursuant to the plan of reorganization and this Agreement and in accordance with the applicable statutes of the State of Colorado and the State of Florida.

                                   Agreements:

      In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. The capitalized terms used herein and in the attached schedules and exhibits shall have the meanings assigned to them in Exhibit A attached hereto and by this reference incorporated herein, which definitions shall apply to both the singular and the plural forms of such terms.


Section 2. Merger; Effect of Merger. On the Corporate Filing Date, Subsidiary shall merge with and into Target, which shall survive the Merger as the Surviving Corporation.

2.1 Effect of Merger. The Merger shall become effective upon the filing of duly executed Articles of Merger with the Secretary of State of Colorado and the Department of State of Florida in accordance with the applicable Legal Requirements of the State of Colorado and the State of Florida. On the Corporate Filing Date, and as a result of the Merger, (i) the separate existence of Subsidiary will cease; (ii) title to all assets and properties, or any interest therein, owned by Subsidiary will be vested in the Surviving Corporation without reversion or impairment; (iii) the Surviving Corporation will thenceforth be responsible and liable for all the liabilities and obligations of Subsidiary;
(iv) neither the rights of creditors nor any liens upon the property of Subsidiary will be impaired by the Merger; and (v) the Target Shares that are to be converted into Parent Shares and into cash, for fractional shares, will be converted only as set forth herein, and the Target Shareholders are entitled only to the rights provided herein.

2.2 Surviving Corporation. Following the Merger, the existence of the Surviving Corporation shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities of a corporation organized under the laws of the State of Colorado.

2.3 Name. As a result of the Merger, the name of the Surviving Corporation shall be unchanged from the name of Target.

2.4 Articles of Incorporation. The articles of incorporation of Surviving Corporation, as in effect on the Corporate Filing Date, shall remain the articles of incorporation of Surviving Corporation from and after the Corporate Filing Date, subject to the right of Surviving Corporation to amend its articles of incorporation in accordance with Colorado law.

2.5 Bylaws. The bylaws of Surviving Corporation, as in effect on the Corporate Filing Date, shall remain the bylaws of Surviving Corporation from and after the Corporate Filing Date, subject to the right of Surviving Corporation to amend its bylaws in accordance with its articles of incorporation and with Colorado law.

2.6 Directors and Officers. Until the election and qualification of their successors, the members of the board of directors and the officers of Subsidiary in office on the Corporate Filing Date shall be the board of directors and officers of Surviving Corporation.

Section 3.  Closing and Conversion of Shares.hares

3.1 Closing. The Closing shall occur on the Closing Date in Jacksonville, Florida, at the offices of Holland & Knight, counsel for Parent and Subsidiary, or at such other place as the parties agree.

3.2         Documents to be Delivered at Closing.osing

                  (a)  Ancillary  Agreements.  At  Closing,  the  parties  shall
execute,   enter  into  and  deliver  the   following   agreements   ("Ancillary
Agreements"):

                        (i)   Employment    Agreement,    between    Surviving
Corporation and each Key Employee, in the form attached hereto as Exhibit B ("Employment Agreement").

                        (ii)  Restricted   Stock   and   Registration   Rights
Agreement, among Parent and Target Shareholders, in the form attached hereto as Exhibit C ("Restricted Stock Agreement").

                        (iii) Noncompetition Agreement, between Parent and each of the Target Shareholders, in the form attached hereto as Exhibit D ("Noncompetition Agreement").

                  (b) Closing Documents. At Closing, the parties shall execute, enter into and deliver the following documents and instruments ("Closing Documents"):

                        (i) Parent and Subsidiary shall deliver to Target and Target Shareholders an opinion, based on appropriate representations herein of all the parties hereto and satisfactory to Target and Target Shareholders, of counsel to Parent and Subsidiary, which opinion shall be substantially in the form attached hereto as Exhibit E.

                        (ii) Target and Target Shareholders shall deliver to Parent and Subsidiary an opinion, based on appropriate representations herein of all of the parties hereto and satisfactory to Parent and Subsidiary, of counsel to Target and Target Shareholders, which opinion shall be substantially in the form attached hereto as Exhibit F.

                        (iii) Target shall execute and deliver to Parent Articles of Merger, in form and substance reasonably acceptable to Parent, for filing with the Secretary of State of Colorado and the Department of State of Florida, substantially in the form attached hereto as Exhibit G.

                        (iv)  Parent's   Auditors  shall  deliver  to  Parent,
Target and Target Shareholders a letter, satisfactory in form and content to Parent, Target and Target Shareholders, confirming that the Merger will be treated as a pooling of interests for financial accounting purposes.

                        (v) Target's counsel shall deliver to Target and Target Shareholders an opinion, based on appropriate representations of all parties hereto, satisfactory in form and content to Target and Target Shareholders, confirming that the Merger will be treated as a tax-free exchange for federal income tax purposes.

                        (vi) Target shall execute and deliver to Parent such other documents, certificates and instruments as may be reasonably requested to implement fully the transactions contemplated by this Agreement.

3.3 Conversion of Target Shares. On the Corporate Filing Date, as a result of the Merger and without any action on the part of Target or any of Target Shareholders, each and every issued and outstanding share of capital stock of Target ("Target Issued Shares") shall be converted into, and exchanged for, shares of Parent Common Stock, and each and every share of capital stock of Target subject to issuance pursuant to Target Stock Options that are outstanding on the Corporate Filing Date, not exercised or terminated and convertible by their respective terms into the right to receive Parent Common Stock ("Target Option Shares"), shall be so converted, in the manner set forth below:

                  (a) Target Shares. As used herein, "Target Shares" means the total number of Target Issued Shares and Target Option Shares on the Corporate Filing Date;

                  (b) Parent Shares;  Conversion  Ratio. The number of shares of
Parent Common Stock into which the Target Shares, in the aggregate, shall be converted is 602,163 ("Parent Shares"). The ratio used in converting Target Shares into Parent Shares ("Conversion Ratio") shall be determined by dividing the number of Parent Shares by the number of Target Shares. The number of Parent Shares issuable to each of Target Shareholders shall be determined by multiplying the number of Target Issued Shares held by such shareholder by the Conversion Ratio. Fractional Parent Shares shall not be issued to any of Target Shareholders in exchange for Target Issued Shares, and, in lieu thereof, each of Target Shareholders shall receive a cash payment equal to such fraction multiplied by the Exchange Price.

3.4 Exchange of Certificates. At Closing, each of Target Shareholders shall surrender to Parent, for cancellation, the certificate(s) evidencing the Target Issued Shares held by such Target Shareholder ("Target Certificate"). Upon such surrender, the holder of such Target Certificate shall be entitled to receive from Parent in exchange therefor a certificate representing the number of Parent Shares that such holder has the right to receive pursuant to Section 3.3, and the Target Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 3.4, each Target Certificate shall be deemed at any time after the Closing to represent only the right to receive, upon such surrender, the certificate representing Parent Shares and cash in lieu of any fractional Parent Shares as contemplated hereby.

3.5 No Fractional Shares. In lieu of a certificate or scrip representing a fractional Parent Share, Parent shall pay to each of Target Shareholders who surrenders a Target Certificate in accordance herewith and who otherwise would be entitled, given the number of Target Issued Shares the Target Certificate represents, to receive a fractional Parent Share, an amount of cash equal to such fraction multiplied by the Exchange Price.

3.6 No Further Ownership Rights in Target Stock. All shares of Parent Common Stock issued in exchange for Target Issued Shares in accordance with the terms hereof (including any cash paid pursuant to Section 3.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Target Issued Shares, and there shall be no further registration of transfers on the stock transfer books of Target of the Target Issued Shares.

3.7         Stock Options.

                  (a) On the Corporate Filing Date, each outstanding option to purchase shares of Target capital stock (a "Target Stock Option" or collectively, "Target Stock Options"), whether vested or unvested, shall be assumed by Parent. All plans or agreements described above pursuant to which any Target Stock Option has been issued or may be issued are referred to collectively as the "Target Option Plans". Each Target Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Target Stock Option immediately prior to the Merger (except that, in accordance with the Target Option Plans, all such Target Stock Options shall be fully vested due to the occurrence of a change of control), the same number of shares of Parent Common Stock as the holder of such Target Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Corporate Filing Date, at a price per share equal to (y) the aggregate exercise price for the Target Option Shares otherwise purchasable pursuant to such Target Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Target Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code. With respect to any Target Stock Option that provides for the acceleration of vesting in the event that the Target common stock achieves certain public trading price thresholds, such trading price thresholds shall be adjusted by dividing the threshold set forth in the Target Stock Option by the exchange ratio contemplated by the Merger.

                  (b) As soon as practicable after the Corporate Filing Date, Parent shall deliver to the holders of Target Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Target Option Plans and the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.7(a) after giving effect to the Merger). Parent shall exercise reasonable efforts to comply with the terms of the Target Option Plans and ensure, to the extent required by, and subject to the provisions of, such plans, that Target Stock Options which qualified as incentive stock options immediately prior to the Corporate Filing Date continue to qualify as incentive stock options of Parent after the Corporate Filing Date.

                  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Target Stock Options assumed in accordance with
Section 3.7(a). As soon as practicable after the Corporate Filing Date, but in no event later than 45 days following the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Target Stock Options held by persons who are or were directors, officers or employees of Target or its subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall use reasonable efforts to administer Target Option Plans assumed pursuant to Section 3.7(a) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, as it may be amended, to the extent the applicable Target plan complied with such rule immediately prior to the Merger.

Section 4. Representations and Warranties of Target Shareholders. As an inducement to Parent and Subsidiary to execute this Agreement and to enter into the transactions contemplated to take place hereunder, and except as expressly set forth in any schedule attached hereto that specifically references the applicable subsection set forth below (all of which schedules are hereinafter referred to collectively as the "Target Schedule of Exceptions"), Target Shareholders hereby represent and warrant to Parent and Subsidiary that:

4.1 Organization. Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with the legal power to own and operate its assets and to carry on its business as presently conducted, and it is duly authorized to conduct business in, and is in good standing under the laws of, each jurisdiction in which the nature of its business or the ownership or operation of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect upon Target . Target has no subsidiaries. Target has delivered to Parent true and complete copies of its articles of incorporation and bylaws, as in effect on the date hereof, and a current certificate of its status from the Secretary of State of Colorado. The minute books containing the records of meetings of the shareholders and board of directors of Target and any committees of its board of directors, its stock certificate books, and its stock record books are accurate and complete in all material respects, and true and complete copies of such minute books and records have been delivered to Parent. Target is not in material default under or in material violation of any provision of its articles of incorporation or bylaws.

4.2 Authority. Target has the full right, power, legal capacity and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, and no approval or consent of, or notice to, any person, entity, or governmental agency or authority is necessary with respect to such execution or performance. Target's execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action and will not violate any provision of its articles of incorporation or bylaws. This Agreement is, and the other documents to be delivered by Target pursuant hereto (when executed and delivered) will be, valid and enforceable obligations of Target, binding on it in accordance with their terms.

4.3  Capitalization;  Shareholders.  Set forth beneath Target's name on Schedule
4.3 are (a) a complete and accurate description (by number, class, series, and par value of shares) of its authorized capital stock, (b) the name and address of each of its record shareholders, (c) the number of shares of each class or series of its stock held by each shareholder of record, and (d) the total number of shares of its capital stock that are issued and outstanding. There are no issued and outstanding shares of Target's capital stock other than the Target Issued Shares. The Target Issued Shares have been duly authorized, and are validly issued, fully paid, and nonassessable, in each case free and clear of all Liens other than any Liens created by or imposed upon the holders thereof. Target has no shareholders of record other than Target Shareholders. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which Target is a party or by which Target is bound providing for the issuance, disposition, or acquisition of any of the Target Issued Shares or unissued shares of Target's capital stock. Target has no outstanding or authorized stock appreciation, phantom stock, or similar rights.

4.4 Directors and Officers. Set forth beneath Target's name on Schedule 4.4 are the names and addresses of all directors and officers of Target, each of whom has been duly elected and qualified for, and is currently acting in, such positions.

4.5 No Interest in Other Entities. Except for interests in the entities described in the Target Schedule of Exceptions, Target owns no shares or other equity or ownership interests, either of record, beneficially or equitably, in any corporation, association, partnership, joint venture or other legal entity other than shares of capital stock representing non-controlling interests in publicly-traded companies obtained by Target for investment in the Ordinary Course of Business.

4.6 Financial Statements. Target has delivered or will deliver to Parent true and complete copies of the Financial Statements. The 1996 Balance Sheet and the Interim Balance Sheet included therein fairly present, in all material respects in accordance with GAAP, the financial position, assets and liabilities of Target as of March 31, 1996 and October 31, 1996, respectively, and the statements of income, cash flows and shareholders' equity for the two fiscal years and the seven-month period ended March 31, 1996 and October 31, 1996, respectively, fairly present, in all material respects, the results of operations, cash flows and shareholders' equity, respectively, of Target for the periods and at the dates indicated.

4.7 Existing Condition. Since the Interim Balance Sheet date, Target has not:

                  (a) incurred any Obligations or Taxes (in each case whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due and whether insured or uninsured) other than Obligations or Taxes incurred in the Ordinary Course of Business, or discharged or satisfied any Lien or paid any Obligations or Taxes, other than in the Ordinary Course of Business, or failed to pay or discharge when due any Obligations or Taxes, which failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or to any material portion of any of its Assets;

                  (b) sold, encumbered, assigned or transferred any Assets which would have been included in the Assets if the date of the Closing were the Interim Balance Sheet date or on any date since then, except for the sale of Assets in the Ordinary Course of Business;

                  (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, except for the endorsement of checks in the Ordinary Course of Business, or mortgaged, pledged or subjected any of its Assets to any Lien except for Permitted Encumbrances;

                  (d) made or suffered any amendment or termination of any Contract to which it is a party or by which it is bound, or cancelled, modified or waived any right or Receivable held by it (having a value of more than $25,000.00) other than in the Ordinary Course of Business;

                  (e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of the Target Issued Shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of the Target Issued Shares;

                  (f) had filed or entered, or, to Target's actual knowledge, overtly threatened, against Target any Adverse Claims (i) materially and adversely affecting Target's Business, operations or Assets, or (ii) amounting, individually or in the aggregate, to more than $25,000;

                  (g) suffered any repeated, recurring or prolonged shortage, cessation or interruption of personnel, supplies or utility or other services required to conduct its Business or maintain its Business Condition, if such shortage, cessation or interruption of supplies or services would have a material adverse effect on its Business or Business Condition;

                  (h) suffered any material adverse change in its Business or Business Condition;

                  (i) received notice or had knowledge of any actual or threatened labor trouble, union organizational effort, strike or other occurrence, event or condition of any similar character which has had or might reasonably be expected to have a material adverse effect on its Business or Business Condition;

                  (j) incurred any single Obligation or group of related Obligations for capital expenditures, capital additions or betterments the amount of which exceeds $25,000.00, other than in the Ordinary Course of Business, or except such as may be involved in ordinary repair, maintenance or replacement of its Assets;

                  (k) except for increases that result from the provision of service over time under existing benefit plans and rates of compensation from the hiring of new personnel and other increases occurring in the Ordinary Course of Business, materially increased its Employment-Related Liabilities;

                  (l) changed any of the accounting principles followed by it or the methods of applying such principles; or

                  (m) entered into any transaction other than in the Ordinary Course of Business.

4.8 Assets. The Assets, taken as a whole, include all rights and property necessary to the conduct of the Business by Surviving Corporation substantially in the manner as it is presently conducted by Target. The Assets and all transactions relating thereto are, in all material respects, accurately reflected on the books and records of Target.

4.9 Condition of Assets. The Assets, taken as a whole, are (a) in adequate working condition and repair to conduct the Business substantially in the manner as it is presently conducted, and (b) in material compliance with all Legal Requirements applicable to such Assets.

4.10  Real Property and Leases.erty and Leases

                  (a) Real Property. Target holds no legal, equitable or beneficial interests in any real property, including, but not limited to, any fee simple interest, any ground leasehold interest or any interest as a mortgagee or secured creditor with respect to real property.

                  (b) Leases. The only Leases under which Target is a lessor, lessee or sublessee are identified on Schedule 4.10(b), and true and complete copies of such Leases have been delivered to Parent. Each Lease is in full force and effect and has not been assigned, modified, supplemented or amended except as listed on the Target Schedule of Exceptions, and neither Target nor, to the best knowledge of Target Shareholders, the landlord or sublandlord under any Lease is in material default under any of the Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

                  (c) No Violations. Target's use of each of the Facilities complies in all material respects with all Insurance Requirements of Target's insurers and Legal Requirements of all governmental bodies having jurisdiction over the Facilities, and Target has received no notices, oral or written, from any governmental body that Target's use of the Facilities violates any such Legal Requirements or such Insurance Requirements.

                  (d) No Condemnation Proceeding. Target has not received any written notice, and has no knowledge, that any condemnation or similar proceeding affecting any of the Facilities is pending.

4.11  Tangible Personal Property.al Property

                  (a) Except as set forth in the Interim Financial Statements, Target is the sole lawful and beneficial owner of its Tangible Personal Property, other than Tangible Personal Property which Target has the right to use in the Business pursuant to valid and enforceable Contracts, free and clear of all Liens, except Permitted Encumbrances, and it has good and valid title to all such property.

                  (b) Schedule 4.11(b) is Target's latest depreciation schedule (as of October 31, 1996), and such schedule sets forth all material Tangible Personal Property owned by Target as of such date. Target has neither acquired nor disposed of any material Tangible Personal Property since such date other than in the Ordinary Course of Business.

                  (c) Schedule 4.11(c) identifies all material Tangible Personal Property that is used or held for use in the Business but not owned by Target.
                  (d) Target has not removed or permitted the removal of any Tangible Personal Property from the Facilities since October 31, 1996, other than in the Ordinary Course of Business.

4.12  Intellectual Property.ectual Property

                  (a) Target owns or has the right to use, pursuant to a valid and enforceable license, all material Intellectual Property necessary for the operation of the Business as presently conducted. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will neither cause Target to be in violation or default under any license relating to any material Intellectual Property nor entitle any other party to any such license to terminate or modify such license, except for any violation, default, termination or modification as would not cause a material adverse effect upon Target. Since January 1, 1992, each employee of Target who has had access to the material Intellectual Property of Target has executed a confidentiality agreement that is substantially similar to Target's standard form confidentiality agreement.

                  (b) Target has not infringed upon or misappropriated any material Intellectual Property rights of third parties. Target has never received notice of any Adverse Claim alleging any such infringement or misappropriation. To the best knowledge of Target Shareholders, no third party has infringed upon or misappropriated any of its material Intellectual Property rights.

                  (c) Set forth beneath Target's name on Schedule 4.12 is a list and description of each material patent, trademark, copyright, trade name and service mark included in Target's Intellectual Property, and each license, agreement, or other permission that it has granted to any third party which is currently in effect (individually involving license fees or royalties of at least $5,000) with respect to any patent, trademark, copyright, trade name and service mark included in Target's Intellectual Property. Target has delivered to Parent true and complete copies of all documentation pertaining to such items which constitute a part of Target's Intellectual Property.

4.13 Receivables. All Receivables reflected on Target's books and records, are valid, bona fide Receivables subject to no setoffs or counterclaims. Schedule
4.13 sets forth a listing and aging of Target's Receivables which are reflected in its books and records as of November 30, 1996. Except as disclosed on
Schedule 4.13, Target has not been informed by any customer that it does not intend to pay any such Receivable. Parent and Subsidiary acknowledge that actual collection of Target's Receivables following the Closing Date will depend upon a number of factors, such as the post-closing financial condition of customers, the level and effectiveness of collection efforts undertaken after Closing by Parent and Surviving Corporation and customers' satisfaction with the services provided by Surviving Corporation following Closing.

4.14 Bank Accounts and Credit. Set forth on Schedule 4.14 is a complete and accurate list of all banks and lending institutions with which Target maintains accounts or has credit arrangements, the name of each person who has signing authority for such accounts and credit arrangements and the balances of deposits in or outstanding Obligations under, each of such accounts or credit arrangements. Target's Obligations to banks and lending institutions are currently prepayable without penalty or premium.

4.15  Contracts.      Contracts

                  (a) Set forth on Schedule 4.15 is a complete and accurate list of all executory Contracts other than the customer Contracts set forth on
Schedule 4.16.

                  (b) Target has delivered or has caused to be delivered to Parent a true and complete copy of each of the Contracts, together with all amendments thereto, that is required to be listed on Schedule 4.15. Except as indicated on Schedule 4.15, each such Contract is in full force and effect.

                  (c) Target is not, and to the best knowledge of Target Shareholders, no other party is, in material breach or material default under any such Contract, and no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a material breach or material default under any such Contract or permit the termination or modification of, or acceleration of any material Obligation under, any such Contract. No material amount due to Target under any Contract has been assigned, hypothecated, or encumbered.

                  (d) The execution, delivery and performance of and compliance with this Agreement and the transactions contemplated hereunder will not result in any violation of or be in conflict with or constitute a material default under any such Contract, or result in the creation of any material Lien upon any of Target's Assets, or result in any event which, with the lapse of time or the giving of notice, could constitute a material default under any such Contract.

                  (e) Target is not a party to any oral Contract that, if reduced to writing, would be required to be listed in Schedule 4.15.

                  (f) There are no outstanding powers of attorney executed on Target's behalf. Target is not a guarantor or otherwise liable for any Liability or Obligation of any other person, except for the endorsement of checks in the Ordinary Course of Business.

4.16 Customers. Set forth on Schedule 4.16 is a complete and accurate list of all customers of Target for the calendar year ended December 31, 1995, and the ten months ended October 31, 1996, individually accounting for more than $50,000.00 of net sales, and set forth opposite the name of each customer is the amount of net sales and the approximate percentage of total net sales of Target attributable to such customer for such period. To the best knowledge of Target Shareholders, no customer listed on Schedule 4.16 has advised Target, orally or in writing, that it will stop doing business with, or materially decrease the amount of business done with, Target, except for changes in the Ordinary Course of Business.

4.17 Permits and Filings. Target possesses all material Permits necessary for it to conduct the Business in all material respects as presently conducted.
Schedule 4.17 contains a list of all material Permits presently held in respect to the Business, true and complete copies of which have been provided to Parent. All of such material Permits are in full force and effect, and no suspension or revocation of any of them is pending or, to Target's knowledge threatened. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or terminate any such material Permits. Target is not in breach or violation of any terms or conditions applicable to any such material Permits. No proceedings (judicial, administrative or otherwise) have been commenced, or to the knowledge of Target Shareholders, threatened with respect to such material Permits. To the knowledge of Target Shareholders, all applications and reports required to be filed by Target with governmental authorities have been duly filed by Target, except where the failure to file such applications and reports would not materially adversely affect the Business, and all such applications and reports are correct and complete in all material respects and have been prepared and filed in all material respects in accordance with all Legal Requirements pertaining thereto.

4.18 Insurance. Schedule 4.18 accurately sets forth for each policy the name of the insurer, the risks insured against, coverage limits, deductible amounts, all outstanding claims thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder.

4.19 Liabilities of Target. Target has no Liabilities of the kind which are required to be reflected in the financial statements of Target, or disclosed in the notes thereto, in accordance with GAAP, except for the Liabilities (a) which are reflected on the Interim Balance Sheet, or disclosed in the notes thereto, or (b) which have arisen in the Ordinary Course of Business since October 31, 1996. . All Tax Returns with respect to any Taxes have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect in all material respects the liabilities of Target for Taxes for the fiscal periods, property or events covered thereby. All Taxes shown as due on such Tax Returns have been paid and properly accrued on the Financial Statements. The accruals for Taxes contained in the Financial Statements are adequate, in all material respects, to cover the Tax liabilities of Target with respect to the Business as of their respective dates and include adequate provision for all deferred Taxes, and no events have occurred subsequent to such dates to make any of such accruals materially inadequate. Target has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending Tax examinations of, or Tax claims asserted against, Target or any of its Assets. Target has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no Tax liens (other than any lien for current Taxes not yet due and payable) on any of the Assets of Target. Target has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to Taxes imposed upon Target. Target has delivered to Parent correct and complete copies of all Tax Returns filed, examination reports received, and statements of deficiencies assessed against or agreed to by it relating to tax years 1990 through 1995.

4.21 Environmental Matters. No Adverse Claims and/or Regulatory Actions have been asserted, assessed or are pending against Target and, to the best knowledge of Target, no Adverse Claims and/or Regulatory Actions are threatened against Target arising out of or due to an Environmental Condition. Target's operation of the Business has been in material compliance with all applicable Environmental Laws.

4.22 No Adverse Claims. There are no material Adverse Claims affecting Target or its Assets pending in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, nor to the best knowledge of Target Shareholders is any such material Adverse Claim threatened or being asserted. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the creation or imposition of any material Lien upon any of Target's Assets.

4.23 Employees. Schedule 4.23 contains a true and correct schedule of the names of all persons who are employed by Target as of December 31, 1996, and their compensation rates. The aggregate Employment-Related Liabilities as of October 31, 1996, were as reflected on the Interim Balance Sheet, and have not changed since that date except in the Ordinary Course of Business. Except as disclosed on Schedule 4.23, Target has no written employment Contracts, or other Contracts, that contain any severance or termination pay Obligations. All of its employees are properly and currently licensed in accordance with all Legal Requirements. To the best knowledge of Target Shareholders, no non-clerical employee of Target has advised Target, orally or in writing, of his intention to terminate employment with it or Surviving Corporation.

4.24 Collective Bargaining Agreements. Target is not a party to or bound by any collective bargaining agreement, and there is no pending or, to the best knowledge of Target Shareholders, threatened labor Adverse Claim, labor union organizing attempt, strike or work stoppage that affects or would affect it.

4.25  Employee Benefit Plans.nefit Plans

                  (a) Set forth on Schedule 4.25(a) is a complete and accurate list of Target's Benefit Plans. A complete and correct copy of each of the Benefit Plans and of any related trust agreements, insurance or annuity contracts, valuations, and other funding agreements for each Benefit Plan has been delivered to Parent.

                  (b)  All of  Target's  ERISA  Plans  are  listed  in Part I of
Schedule 4.25(b). All of Target's Benefit Plans that are not ERISA Plans, if any, are listed in Part II of Schedule 4.25(b). No five (5) or fewer shareholders who own at least 80% of the Target Issued Shares also own at least 80% of an entity that sponsors or participates in a defined benefit pension plan. Target does not maintain and has not maintained in the past any defined benefit pension plan, and is not and has not been a party to any agreement requiring it to contribute to a multi-employer plan within the meaning of
Section 3(37) of ERISA. There are no unfunded vested benefits under any Qualified Plan which is subject to the vesting and funding standards of ERISA and no unfunded liabilities for all benefits accrued through the date of the last actuarial valuation of such Plan (calculated on the basis of the Plan's normal funding assumptions on such valuation). Target has operated in good faith compliance with a reasonable interpretation of the continuation coverage requirements of COBRA. Other than claims for benefits in the ordinary course, there are no pending claims involving the ERISA Plans or Qualified Plans by any participant covered under the ERISA Plans or Qualified Plans or otherwise involving the ERISA Plans or Qualified Plans which allege a breach of fiduciary duties or violation of the applicable state or federal law which may result in material liability on the part of Surviving Corporation or any Qualified Plan or ERISA Plan under ERISA or any other law, nor to the knowledge of Target is there any reasonable basis for such a claim.

                  (c) Target has not engaged in any transactions that would subject it to a tax, penalty or liability for prohibited transactions imposed by ERISA or Section 4975 of the Code.

                  (d) Each of the  Qualified  Plans  meets the  requirements  of
Section 401(a) of the Code, and the trust, if any, forming a part of each Qualified Plan is exempt from federal income tax under Section 501(a) of the Code. A favorable determination letter has been issued by the Internal Revenue Service within the past ten (10) years as to the qualification under Section 401(a) of the Code (including, but not limited to, amendments made by ERISA), with respect to each Qualified Plan, and Target has delivered to Parent true and correct copies of all such determination letters. None of the determination letters has been revoked or modified by the Internal Revenue Service.

                  (e)  All   contributions   required  by  law  or  required  in
accordance with the terms of the Qualified Plans to have been made prior to the Closing Date will have been made.

                  (f) Except pursuant to the Benefit Plans listed on Schedule 4.25(a) and under COBRA, Target does not have any present or future liability to former employees or to their dependents, survivors or beneficiaries in connection with or arising out of any plan, compensation arrangement or practice which Target maintained or adopted or to which Target contributed prior to the date hereof, and Target has not maintained, adopted or contributed to any plan that provides benefits or payments to former employees or their dependents, survivors or beneficiaries, except pursuant to the Benefit Plans listed on
Schedule 4.25(a) and under COBRA.

                  (g) Target has satisfied in all material respects all reporting and disclosure requirements applicable under ERISA, and the Department of Labor and Internal Revenue Service and Pension Benefit Guaranty Corporation regulations promulgated thereunder, with respect to all ERISA Plans and Qualified Plans, and Target has delivered to Parent true and complete copies of the most recently filed and disclosed Forms 5500 Forms 5500-C/R (with exhibits), and summary plan descriptions and summaries of material modification for the ERISA Plans and Qualified Plans. In the event that a Form 5500 for any of Target's Qualified Plans and ERISA Plans for the 1996 plan year has not been filed prior to the Closing Date, a proper extension will be filed if necessary.

                  (h) No Qualified Plan has had any "unrelated business taxable income" as defined in Sections 512 through 514 of the Code. There have been no claims, or notice of claims, filed under any fiduciary liability insurance policy covering any Benefit Plan.

                  (i) The Trustees of each of the Qualified Plans have completed their required annual accountings for the plan years ended on or before December 25, 1993, such accountings accurately reflect the financial positions of the Qualified Plans as of their respective date, and true and complete copies of the Trustees' reports or schedules of such accountings have been delivered to Parent.

4.26 No Violation. Target has complied in all material respects with all, and is not in violation in any material respect of any, Legal Requirements affecting Target or its Assets. Target has not received any notice of any violation or alleged violation, and is not, to its knowledge, under any investigation with respect to a possible violation of any Legal Requirements. Target has filed in a timely manner all reports, documents, and other materials that it was required to file under any Legal Requirements, except where the failure to make such filing would not materially adversely affect the Business, and the information contained therein was correct and complete in all material respects. Target possesses all records and documents that it is required to retain under any Legal Requirements, except where the failure to possess such records and documents would not materially adversely affect the Business. Without limiting the generality of the foregoing, Target has complied in all material respects with all applicable securities laws, antitrust laws, Tax laws, workers' compensation laws, occupational health and safety laws, and laws relating to the employment of labor, employee civil rights, and equal employment opportunities.

4.27 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Target does not and will not (a) violate any Legal Requirements or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Obligation to which Target is a party or by which it is bound or to which any of its Assets is subject, or result in the imposition of any material Lien upon any of its Assets, except for any violation, conflict, breach, default, acceleration, failure to give notice or Lien which would not have a material adverse effect upon Target. Except for the filing of the Articles of Merger, Target is not required to give notice to, to make any filing with, or to obtain the authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated hereby.

4.28 Conditions Affecting Target. Except as disclosed on the Target Schedule of Exceptions, there is no event or condition known to Target Shareholders that has or could reasonably be expected to have a material adverse effect on the Business or Business Condition of Target considered as a whole, other than such conditions as may affect as a whole the industry or marketplace in which it operates.

4.29 Availability of Documents. Target has made available to Parent copies of all documents listed in any schedule hereto or referred to herein, including, without limitation all Leases, Contracts, Permits, licenses and Intellectual Property documentation. Such copies are true and complete in all material respects and include all material amendments, supplements and modifications thereto or waivers currently in effect thereunder.

4.30 Commissions. Except for the brokers' fee in the amount of $270,000 (plus expenses) owed to Green Manning & Bunch, Ltd. on account of the Merger, Target has not authorized any person to act in such a manner as to give rise to any valid Adverse Claim against Target, Subsidiary, Surviving Corporation or Parent for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated hereby.

4.31 Consents. Target has obtained such consents, approvals, and assurances necessary to effectuate the transactions contemplated hereby, including (without limitation) approvals of applicable regulatory bodies, Target's lenders, Target's landlords, and other parties to material Contracts of Target, except where the failure to obtain such consents would not have a material adverse effect upon the Business.

4.32 Target Total Shareholders Equity. At Closing, the total shareholders' equity of Target is not less than $646,000, calculated in accordance with GAAP, but excluding (i) investment banking, legal, accounting and other transaction fees related to this Agreement, which shall not exceed $325,000 in the aggregate, and (iii) any charges taken by Target in accordance with SFAS 121.

4.33  Financial Accounting Considerations.siderations

                  (a) Target has been an independent business entity and has not been a subsidiary or division of another enterprise for more than two years prior to the date of this Agreement;

                  (b) Target does not now, nor has it at any time prior to the date of this Agreement, owned more than 10% of the issued and outstanding shares of Parent Common Stock;

                  (c) All changes in equity interests of Target (including derivative interests, such as stock options or subscription rights), if any, within the two years immediately preceding the date of this Agreement, are the result of valid business purposes unrelated to the Merger and were not made in contemplation of the Merger or any other business combination; and

                  (d) The Merger will not result in any material change in the substantive shareholder rights of Target Shareholders or in their relative interests in the combined post-Merger enterprise.

5. Additional  Several  Representations  of Target  Shareholders.  Each of the
Target  Shareholders  hereby  severally,  and  not  jointly,   represents  and
warrants to Parent and Subsidiary as to himself or herself as follows:

5.1 Authority. Such Target Shareholder has the full right, power, legal capacity and authority to enter into, and to perform his or her obligations under, the Transaction Documents to which such Target Shareholder is a party. The Transaction Documents to be delivered by such Target Shareholder pursuant hereto (when executed and delivered) will be valid and enforceable obligations of such Target Shareholder and binding on such Target Shareholder in accordance with their terms.

5.2 Ownership of Target Shares. Such Target Shareholder owns the Target Shares set forth by such Target Shareholder's name on Schedule 4.2 hereof, beneficially and (except as disclosed in Schedule 4.2) of record, free and clear of any Liens.

5.3 Liability. Anything herein to the contrary notwithstanding, no Target Shareholder shall have any liability or obligation whatsoever regarding the breach of any of the representations and warranties set forth in this Section 5 which are made by and on behalf of any other Target Shareholder. Each of Parent and Subsidiary shall be entitled to pursue its full legal rights and remedies against any particular Target Shareholder who breaches his or her representations and warranties contained in this Section 5.

Section 6. Representations and Warranties of Parent and Subsidiary. As an inducement to Target and Target Shareholders to execute this Agreement and to enter into the transactions contemplated to take place hereunder, and except as expressly set forth in any schedule attached hereto that specifically references the applicable subsection set forth below (all of which schedules are hereinafter referred to collectively as the "Parent/Subsidiary Schedule of Exceptions"), Parent and Subsidiary, jointly and severally, hereby represent and warrant to Target and Target Shareholders that:

6.1 Organization of Parent. Parent is a corporation duly organized, validly existing, and in good standing under the laws of Florida, with the corporate power to own and operate its assets and to carry on its business as presently conducted, and it is duly authorized to conduct business in, and is in good standing under the laws of, each jurisdiction in which the nature of its business or the ownership or operation of its properties requires such qualification. Parent is not in default under or in violation of any provision of its articles of incorporation or bylaws.

6.2 Authority of Parent. Parent has the full right, power, legal capacity and authority to enter into, and to perform its obligations under, the Transaction Documents. Parent's execution, delivery, and performance of this Agreement have been duly authorized by all necessary action, including approval by its board of directors, and no other approval or consent of, or notice to, any person, entity, or governmental agency or authority is necessary with respect to such execution or performance. Parent's execution, delivery and performance of this Agreement, the Ancillary Agreements and the Closing Documents have been duly authorized by all necessary actions and will not violate any provision of its articles of incorporation or bylaws. The Transaction Documents to be delivered by Parent pursuant hereto (when executed and delivered) will be, valid and enforceable obligations of Parent, binding on Parent in accordance with their terms.

6.3 Organization of Subsidiary. Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of Florida, with the corporate power to own and operate its assets and to carry on its business as presently conducted, and it is duly authorized to conduct business in, and is in good standing under the laws of, each jurisdiction in which the nature of its business or the ownership or operation of its properties requires such qualification. Subsidiary is not in default under or in violation of any provision of its articles of incorporation or bylaws.

6.4 Authority of Subsidiary. Subsidiary has the full right, power, legal capacity and authority to enter into, and to perform its obligations under, the Transaction Documents. Subsidiary's execution, delivery, and performance of this Agreement have been duly authorized by all necessary action, including approval by its board of directors and sole shareholder, and no other approval or consent of, or notice to, any person, entity, or governmental agency or authority is necessary with respect to such execution or performance. Subsidiary's execution, delivery and performance of this Agreement, the Ancillary Agreements and the Closing Documents have been duly authorized by all necessary actions and will not violate any provision of its articles of incorporation or bylaws. The
Transaction Documents (when executed and delivered) will be, valid and enforceable obligations of Subsidiary, binding on Subsidiary in accordance with their terms.

6.5 Valid Issuance of Parent Shares. The Parent Shares to be issued pursuant to the Merger and upon the exercise of Target Stock Options assumed pursuant to this Agreement, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

6.6 No Material Adverse Change. Since September 30, 1996, Parent has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of Parent; (b) any amendment or change in the Articles of Incorporation or Bylaws of Parent; or (c) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent.

6.7 Investigations. There is no pending or, to the knowledge of Parent, threatened investigation by any governmental agency involving a matter which, if determined adversely to Parent, would have a material adverse effect upon Parent or would be viewed as important to a shareholder of Parent in making a determination as to whether to purchase or sell the Parent Common Stock.

6.8 Exchanges. Parent is not a party to any agreement, plan or proposal which would result in the Parent Common Stock being exchanged for a security of another corporation or a different security of Parent or which would result in any person or group of persons becoming initially the beneficial owner, as defined in Securities and Exchange Commission Rule 13d-3, of fifteen percent (15%) or more of the outstanding Parent Common Stock or which would result in a majority of the Board of Directors of Parent being composed of persons who are not presently members of that Board of Directors.

6.9 Ownership of Subsidiary. Parent owns one hundred percent (100%) of the issued and outstanding capital stock of Subsidiary.

6.10 No Adverse Claims. There are no material Adverse Claims affecting Parent or its assets pending in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, nor is any material Adverse Claim threatened or being asserted. There is no adverse claim enjoining Parent or in any way restricting it or the use of its assets. Without limiting the generality of the foregoing, there are no Adverse Claims asserted or perfected, or to the best knowledge of Parent, threatened against Parent resulting from or with respect to or based upon breach of warranty, breach of contract, intentional tortious acts, negligence, or strict liability that could have a material adverse effect on any of the assets or Business Condition of Parent. Neither this Agreement nor the consummation of the transactions contemplated hereby (a) will result in the creation or imposition of any Lien upon any of its assets, or (b) will give to any third party any interest or rights in, or with respect to, any of its assets.

6.11 No Violation. Parent has complied in all material respects with all, and is not in violation in any material respect of any, Legal Requirements affecting Parent or its assets. Parent has not received any notice of any violation or alleged violation, and is not, to its knowledge, under any investigation with respect to a possible violation of any Legal Requirements. Parent has filed in a timely manner all reports, documents, and other materials that it was required to file under any Legal Requirements, except where the failure to make such filing would not materially adversely affect its business, and the information contained therein was correct and complete in all material respects. Parent possesses all records and documents that it is required to retain under any Legal Requirements, except where the failure to possess such records and documents would not materially adversely affect its business. Without limiting the generality of the foregoing, Parent has complied in all material respects with all applicable securities laws, antitrust laws, Tax laws, workers' compensation laws, occupational health and safety laws, and laws relating to the employment of labor, employee civil rights, and equal employment opportunities.

6.12 Conditions Affecting Parent. There is no fact, development or threatened development with respect to the markets, products, services, clients, customers, facilities, computer software, data bases, personnel, vendors, suppliers, operations, assets or prospects of its business that is known to Parent which would materially adversely affect its business or Business Condition of Parent considered as a whole, other than such conditions as may affect as a whole the industry or marketplace in which it operates. Parent does not have any reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

6.13 Completeness and Continuation of Disclosure. None of Parent's or Subsidiary's representations and warranties set forth herein, nor any information or statements contained in the lists or documents provided or to be provided by them, notwithstanding any investigation thereof by Target, contains or will contain any untrue statement of a material fact, or omits or will omit any material fact necessary to render the statements made not misleading, either at the date hereof or at Closing.

6.14 Commissions. Neither Parent nor Subsidiary has authorized any person to act in such a manner as to give rise to any valid adverse claim against Target or Target Shareholders for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated hereby.

6.15 Restricted Stock Agreement. The representations and warranties made by Parent and Subsidiary in the Restricted Stock Agreement are incorporated herein by reference and made a part hereof.

6.16 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Parent and Subsidiary does not and will not (a) violate any Legal Requirements or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Obligation to which either Parent or Subsidiary is a party or by which either is bound or to which any of Parent's or Subsidiary's Assets are subject, or result in the imposition of any material Lien upon any of Parent's or Subsidiary's Assets. Neither Parent nor Subsidiary is required to give notice to, to make any filing with, or to obtain the authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated hereby.

6.17 Consents. Parent and Subsidiary have obtained such consents, approvals, and assurances necessary to effectuate the transactions contemplated hereby, including (without limitation) approvals of applicable regulatory bodies, Parent's and Subsidiary's lenders, landlords, and other parties to material Contracts of Parent or Subsidiary, except where the failure to obtain such consents would not have a material adverse effect upon the Business.

            6.18 SEC Documents; Company Financial Statements. Parent has delivered to each of the Target Shareholders true and complete copies of all prospectuses, reports and definitive proxy statements filed by it (together with any amendments required to be made with respect thereto) with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and under Securities Exchange Act of 1934, as amended (the "Exchange Act") on or after September 29, 1995, all in the form so filed (all of the foregoing, together with all exhibits and schedules thereto and documents incorporated by reference therein, being collectively referred to as the "Disclosure Documents"). As of their respective filing dates, the Disclosure Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act as applicable and the rules and regulations of the Commission promulgated thereunder, and none of the Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the Commission. The Disclosure Documents constitute all prospectuses, reports, proxy statements and other filings required to be made by Parent pursuant to the Securities Act and the Exchange Act on or after September 29, 1995. All material contracts and other documents of Parent and its subsidiaries required to be filed as exhibits to the Disclosure Documents have been filed as required. The financial statements of Parent including the notes thereto, included in the Disclosure Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments which are not material in amount or significance). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

6.19 Tax-Free Reorganization. The representations and warranties made by Parent and Subsidiary in the Tax Representations Letter, delivered to Target concurrently with the execution of this Agreement, relating to the Merger's qualification as a reorganization under Section 368(a)(1) of the Code are incorporated herein by reference and made a part hereof.

Section 7.  Post-Closing Agreements.

7.1 Nasdaq National Market Listing. Parent shall cause the Parent Shares issuable in connection with the Merger or in connection with the assumed Target Stock Options to be listed on the Nasdaq National Market System effective as of the Closing Date.

7.2 Publishing of Financial Results of Combined Entities. Parent agrees that it will not consummate an underwritten public offering of its common stock (whether a primary offering by Parent or a secondary offering by its shareholders) until Parent has published unaudited combined results of operations of Parent and Surviving Corporation covering a period of at least 30-days; provided, however, such results of operations shall be published no later than May 15, 1997.

7.3 Auditor's Representation Letter. In connection with the audit of the financial statements of Target for the period from April 1, 1996, through December 31, 1996, or the Closing Date, Target Shareholders who also are the chief executive and chief financial officers of Target will provide Parent's Auditors or Target's Auditors with a customary representation letter on behalf of Target required under Generally Accepted Auditing Standards.

7.4 COBRA. Former employees of Target (and their beneficiaries) who are currently receiving continuation coverage under Target's group health plans and current employees (and their beneficiaries) whose employment is terminated in contemplation of the Merger and who elect continuation coverage under Target's group health plans shall be entitled to continued coverage under the coverage continuation provisions of Section 4980B of the Code and of Sections 601 through 608 of ERISA. In the event Parent or Surviving Corporation terminates such group health plans of Target, continuation coverage shall be provided to such former employees and such terminated employees (and their beneficiaries) under the then current plan or plans of Parent or Surviving Corporation. Neither Parent nor Surviving Corporation shall take any action to jeopardize such continuation coverage rights described herein, and both of them shall continue to provide such rights, whether or not they would otherwise be permitted to discontinue such rights on account of the Merger.

7.5 Target's Benefit Plans. Parent agrees to maintain Target's existing benefit plans for 90 days following the Merger. Thereafter, Parent and Subsidiary shall use their best efforts to permit Target employees to realize the full benefits to which they are entitled under any of the Benefit Plans and to integrate such employees into Parent's employee benefit plans as expeditiously as possible, including, but not limited to, granting employees of Target past service credit for their period of employment with Target to the extent such grant of past service credit is not prohibited under any Parent employee benefit plan or any provision of ERISA. Neither Parent nor Subsidiary shall take any action that would prevent a terminated employee from receiving a distribution (or a direct rollover) of his or her vested account in any Benefit Plan at least as soon as he or she would have received such distribution under the terms of such Benefit Plan.

            7.6 Guarantees. With respect to those debts or obligations described in Schedule 4.7(c) upon which Shari Leigh and Martin Greer are personally liable, Parent will either pay such debts in full or seek to obtain the release of Shari Leigh and Martin Greer from their personal liability for such debts; provided, however, if Parent concludes that it is in its best interest to allow such debts to remain outstanding and it is unable to obtain the release of Shari Leigh and Martin Greer from their personal guarantees, Parent agrees to indemnify and hold Shari Leigh and Martin Greer harmless for or from any liability arising from such personal guarantees.

7.7 Tax Matters. Except as required by applicable law, Parent and Subsidiary will not take or cause to be taken any action which would prevent the Merger from qualifying as a reorganization under Section 368(a)(1) of the Code. Parent and Subsidiary will report the Merger as such a reorganization in all filings with the IRS and state income tax authorities.

Section 8.ioSecurities Matters Relating to Parent Shares. Attached hereto as Exhibit C is the form of Restricted Stock Agreement to be executed and delivered at Closing by Parent and each of Target Shareholders, which contains provisions relating to, among other things: (i) the perfection of a limited offering exemption under federal and applicable state securities laws (the "Securities Laws") for the issuance of the Parent Shares in connection with the Merger; (ii) the disclosure of all material facts relating to the Parent Common Stock; (iii) certain representations and warranties of Parent concerning Parent and the Parent Shares; and (iv) certain representations and warranties of Target Shareholders concerning their acquisition and holding of the Parent Shares; and
(v) certain covenants of Parent with respect to future registration of the Parent Shares under the Securities Laws.

Section 9. Corporate Filing Date of Merger. On the first business day after the Closing or at such other time as shall be agreed upon in writing by Parent, Subsidiary, and Target, an executed counterpart of Articles of Merger, certified as to the requisite shareholder approval (which shall be deemed to have been obtained by the joinder of all of Target Shareholders as parties hereto), shall be submitted by Subsidiary for filing with the Secretary of State of the State of Colorado and the Department of State of the State of Florida. The date of the later of such filings, is referred to herein as the "Corporate Filing Date."

Section 10.    Survival; Indemnification.

10.1  Survival  of   Representations,   Warranties   and   Covenants.   The
representations, warranties, covenants, indemnification provisions and agreements of the parties made or set forth in the Transaction Documents shall survive the execution and delivery hereof or thereof, the Closing, and any investigation made by the parties and shall continue in full force and effect thereafter, subject to the limitations provided in Section 10.4(f).

10.2 Indemnification Exclusive Remedy. The remedies provided in this Section 10 constitute the sole and exclusive remedies for recovery against the Indemnitor(s) based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Indemnitor contained in the Transaction Documents or based upon the failure of any Indemnitor to perform any covenant, agreement or undertaking required by the terms of the Transaction Documents to be performed by such Indemnitor.

10.3        Indemnification Rights and Obligations.

                  (a) Target Shareholders, jointly and severally, hereby agree to indemnify Surviving Corporation and Parent with respect to, and hold Surviving Corporation and Parent harmless from, any Liability or Impairment which Surviving Corporation or Parent may directly or indirectly incur or suffer by reason of, or which results from, arises out of or is based upon (i) the inaccuracy of any representation or warranty made by Target or Target Shareholders in the Transaction Documents (other than the individual representations, warranties and covenants made severally by a particular Target Shareholder in this Agreement or in any other Transaction Document); or (ii) the failure of Target or Target Shareholders to comply with any covenants made by Target or Target Shareholders in the Transaction Documents (other than the individual representations, warranties and covenants made severally by a particular Target Shareholder in this Agreement or in any other Transaction Document).

                  (b) Each Target Shareholder, severally and not jointly, hereby agrees to indemnify Surviving Corporation and Parent with respect to, and hold Surviving Corporation and Parent harmless from, any Liability or Impairment which Surviving Corporation or Parent may directly or indirectly incur or suffer by reason of, or which results from, arises out of or is based upon, the inaccuracy of any representation or warranty made by such Target Shareholder in
Section 5 hereof.

                  (c) Surviving Corporation and Parent, jointly and severally, hereby agree to indemnify Target Shareholders with respect to, and hold Target Shareholders harmless from, any Liability or Impairment which Target Shareholders may directly or indirectly incur or suffer by reason of, or which results from, arises out of or is based upon (i) the inaccuracy of any representation or warranty made by Subsidiary or Parent in the Transaction Documents, (ii) the failure of Subsidiary or Parent to comply with any covenants made by Subsidiary or Parent Transaction Documents, (iii) the conduct of the Business by Surviving Corporation or Parent subsequent to the Closing Date, or
(iv) the conduct of the Business by Target on or prior to the Closing Date unless the specific Liability or Impairment for which Target Shareholders are seeking indemnification would constitute a breach of this Agreement for which Parent and Subsidiary have a right of indemnification from Target Shareholders.

                  (d) Anything herein to the contrary notwithstanding, no party shall make any Indemnification Claim(s) against any other party(ies) pursuant to this Section 10: (i) unless the dollar amount of all Liabilities or Impairments suffered or incurred by the party seeking such indemnity hereunder shall exceed, in the aggregate, the amount of $75,000, but, if such amount is exceeded, the indemnifying party(ies) shall be required to pay the full amount of such aggregate Liabilities or Impairments (without deduction for such $75,000 threshold amount) for which indemnification rights and obligations are provided under this Section 10; (ii) for any amount in excess of the indemnifying party's pro rata portion (i.e., with respect to the Target Shareholders, their respective percentage interests in the capital stock of Target) of the aggregate value of the transaction contemplated by this Agreement, i.e., the product of the Parent Shares multiplied by the Exchange Price.

                  (e) Anything herein to the contrary notwithstanding, no party shall be liable to any other party under this Section 10 for punitive or consequential damages, including lost profits, except to the extent contained in a settlement, award or judgment obtained by a third party.

10.4 Method of Asserting Claims. All Indemnification Claims by a party entitled to be indemnified hereunder (an "Indemnitee") by another party hereto (an "Indemnitor), under this Section 10, shall be asserted and resolved as follows:

                  (a) Subsidiary (and then Surviving Corporation) is hereby designated the representative of (i) Parent and Subsidiary, and (ii) the Entity Related Parties of Surviving Corporation, Subsidiary and Parent, to the extent necessary to give effect to the provisions of Sections 10.4 through 10.5 hereof, and in that representative capacity, Subsidiary is referred to as Indemnitee or Indemnitor, as appropriate.

                  (b) Shareholder Representative is hereby designated the representative of Target Shareholders as set forth in Section 10.6 to the extent necessary to give effect to the provisions of Section 10.4 through 10.5 hereof, and in that representative capacity, Shareholder Representative is referred to as the Indemnitee or Indemnitor, as appropriate.

                  (c) In the event that any Liability for which Indemnitor is obligated to indemnify Indemnitee hereunder is asserted against or sought to be collected by a third party, Indemnitee shall promptly notify the Indemnitor of such Liability, specifying the nature of such Liability and the amount or the estimated amount thereof to the extent then feasible to estimate (which estimate shall not be conclusive of the final amount of such Liability) (the "Claim Notice"). The Indemnitor shall have thirty (30) days from its receipt of the Claim Notice (the "Notice Period") to notify Indemnitee (i) whether or not Indemnitor disputes its obligation to indemnify Indemnitee hereunder with respect to such Liability, and (ii) if it does not dispute such obligation to indemnify, whether or not it desires, at its sole cost and expense, to defend or control the defense of Indemnitee against such Liability; provided, however, that Indemnitee is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests. In the event that Indemnitor notifies Indemnitee within the Notice Period that the Indemnitor does not dispute such obligation to indemnify and desires to defend or control the defense of Indemnitee against such Liability, then, except as hereinafter provided, the Indemnitor shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or brought to a final conclusion in such a manner as to avoid any risk of Indemnitee becoming liable for any additional Liability. If Indemnitee desires to participate in any such defense or settlement it may do so, but it shall not be in control of such defense or settlement and its participation shall be at its sole cost and expense; provided, however, if in the reasonable opinion of Indemnitee, any such Liability involves an issue or matter which reasonably could have a material adverse effect on the business, operations, assets, properties or prospects of Indemnitee or any division of Indemnitee, Indemnitee shall have the right to approve of counsel selected by Indemnitor, which approval shall not be unreasonably withheld. If the Indemnitor disputes the Indemnitor's obligation to indemnify with respect to such Liability or elects not to defend against such Liability, whether by not giving timely notice as provided above or otherwise, then the amount of any such Liability, or, if the same be contested by the Indemnitor or by Indemnitee (but Indemnitee shall not have any obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be an obligation to indemnify of the Indemnitor hereunder (subject, if the Indemnitor has timely disputed any obligation to indemnify, to a determination that any disputed obligation to indemnify is covered by these indemnification provisions).

                  (d) In the event Indemnitee should have an Indemnification Claim against the Indemnitor which does not involve a Liability being asserted against or sought to be collected from it by a third party, Indemnitee shall promptly send a Claim Notice with respect to such Liability or Impairment to the Indemnitor. If the Indemnitor does not notify Indemnitee within the Notice Period that it disputes such Liability or Impairment, the amount of such Liability or Impairment shall be conclusively deemed a Liability of the Indemnitor hereunder. If an Indemnitor does respond within the Notice Period and such response disputes such claim or Liability, in whole or in part, the Indemnitee shall have no remedy other than to initiate the Resolution Process under Section 11.

                  (e) Nothing herein shall be deemed to prevent any Indemnitee from making an Indemnification Claim with respect to potential or contingent Liabilities or Impairments, provided the Claim Notice sets forth the specific basis for any such potential or contingent Liabilities or Impairments and the estimated amount thereof to the extent then feasible and the indemnified party has reasonable grounds to believe that such a Liability will be asserted or Impairment will be incurred or suffered.

                  (f) The indemnification rights under this Section 10 shall not apply unless a Claim Notice has been delivered to Indemnitor on or prior to the following dates, as applicable: (i) if the subject matter of such Claim Notice was, or through the exercise of reasonable diligence should have been, evident to the auditors in the course of such audit process, the date of issuance of the first, definitive audit report by independent certified public accountants issued subsequent to the Closing Date and relating to the financial statements of the combined enterprise (including both Parent and Surviving Corporation);
(ii) if the subject matter of such Claim Notice was not, nor through the exercise of reasonable diligence should have been, evident to the auditors in the course of such audit process, the first (1st) anniversary of the Closing Date; or (iii) except as expressly provided in the immediately following sentence, in any event not later than the first (1st) anniversary of the Closing Date. Anything herein to the contrary notwithstanding, (x) the cut-off date for Claim Notices under clause (i) of this Section 10.4(f) (f) shall be extended, if and to the extent necessary, to provide Parent 30 days' actual notice of the results of such audit, and (y) if the indemnification rights relate to the inaccuracy of a representation or warranty made by Target Shareholders in
Section 5, then the Claim Notice shall be effective hereunder regardless of when delivered.

10.5        Payment.

                  (a) In the event that any party has an obligation to indemnify another under Section 10.4, such party shall promptly pay the indemnified party the amount of such obligation. If there should be a dispute as to the amount or manner of determining any indemnity obligation owed under this Section 10, the party from which indemnification is due shall nevertheless pay, when due, such portion, if any, of the obligation as shall not be subject to dispute. Upon the payment in full of any indemnity obligation, either by setoff or otherwise, the party making payment shall be subrogated to the rights of the indemnified party against any person, firm, corporation or other entity with respect to the Liability or Impairment on which the indemnity obligation is based.

                  (b) Anything herein to the contrary notwithstanding, any and all indemnification obligations hereunder shall be satisfied by Indemnitor's delivery to Indemnitee of shares of Parent Common Stock, properly registered in Indemnitee's name or endorsed for transfer to Indemnitee, which shall have an aggregate value equal to such indemnification obligation (including any interest accrued thereon) determined by valuing the shares of Parent Common Stock so delivered at the Exchange Price; provided, however, if at the time such indemnification obligation is determined, Indemnitor (other that Parent) holds insufficient shares of Parent Common Stock to satisfy his or her indemnification obligation in such medium of exchange, any excess indemnification obligation shall be satisfied in cash.

10.6        Shareholder Representative.sentative

                  (a)  Target  Shareholders  irrevocably  make,  constitute  and appoint Shari G. Leigh as their agent (the "Shareholder Representative") and authorize and empower her to fulfill the role of Shareholder Representative hereunder. In the event of her resignation, she shall appoint, as a successor, any one of the Target Shareholders or an individual who shall agree in writing to accept such appointment, and the resigning Shareholder Representative's resignation shall not be effective until such a successor shall have been appointed. If a Shareholder Representative should die or become incapacitated, his or her successor may be appointed by the Shareholder Representative pursuant to Shareholder Representative's valid will or, in the absence of such appointment, within thirty (30) days of his or her death or incapacity by a majority in interest of Target Shareholders (including the personal representative of the estate of any deceased Target Shareholder). The choice of a successor Shareholder Representative appointed in any manner permitted above shall be final and binding upon all of the Target Shareholders. The decisions and actions of any successor Shareholder Representative shall be, for all purposes, those of a Shareholder Representative as if originally named herein.

                  (b) Each of Target Shareholders has made, constituted and appointed and by the execution of this Agreement hereby irrevocably makes, constitutes and appoints the Shareholder Representative as such person's true and lawful attorney in fact and agent, for such person and in such person's name, (i) to receive all Claim Notices and all other notices and communications directed to such shareholder under this Agreement and to take any action (or to determine to take no action) with respect thereto as he or she may deem appropriate as effectively as such shareholder could act for himself or herself, including without limitation, the settlement or compromise of any Adverse Claim, and (ii) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such shareholder could do personally, and each such shareholder hereby ratifies and confirms as his or her own act, all that the Shareholder Representative shall do or cause to be done pursuant to the provisions hereof. All Claim Notices and all other notices and communications directed to Target Shareholders or any one of them under this Agreement shall be given to the Shareholder Representative.

                  (c) The death or incapacity of any Target Shareholder shall not terminate the authority and agency of the Shareholder Representative.

                  (d) Target Shareholders hereby agree to indemnify the Shareholder Representative and to hold him or her harmless against any Adverse Claim incurred without willful misconduct or bad faith on the part of the Shareholder Representative and arising out of or in connection with his or her duties as Shareholder Representative.

            10.7 Payments by Third Parties. Surviving Corporation shall be obligated to offset against any claim hereunder the full amount of any payments (including insurance proceeds) promptly received by Surviving Corporation from third parties, which payments pertain to the Liability or Impairment which is the subject of the claim. Surviving Corporation shall have no obligation to seek recovery against any third party (including any insurer) with respect to any claim hereunder. With respect to claims paid by or on behalf of Target Shareholders to Parent the Shareholder Representative shall retain the right, on behalf of Target Shareholders to proceed against insurers and third parties under claims of warranty, guaranty, indemnification or otherwise, or against other parties that may be responsible for any conditions or facts that give rise to any such claim, and Surviving Corporation shall provide such information and otherwise cooperate with Target in such matters to the extent reasonably requested by Target. If Surviving Corporation or any affiliate of Parent receives any funds from insurers, third parties or otherwise with respect to a claim which has been paid by or on behalf of Target Shareholders to Surviving Corporation, Surviving Corporation shall pay over such funds to the Shareholder Representative. Surviving Corporation shall maintain all books and records of Target until expiration of the time periods set forth in Section 10.4(f) and thereafter with respect to those relating to any Dispute until the Resolution Process with respect to such Dispute is completed.

11. Resolution of Disputes. The following procedures ("Resolution Process") shall be used to resolve any controversy, disagreement or dispute (collectively, "Dispute") arising out of or relating to this Agreement or any of the Transaction Documents:

11.1 Negotiation. The parties shall attempt in good faith to resolve any Dispute promptly by negotiations between executives who have authority to settle the Dispute. Either party may give the other party written notice of any Dispute not resolved in the normal course of business ("Notice of Dispute"). Within ten (10) days following delivery of such Notice of Dispute, executives of both parties shall meet at a mutually acceptable time and place (by mutual agreement, such meeting may be held by telephone), and thereafter as often as they deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within twenty (20) days following delivery of such Notice of Dispute, or if the parties fail to meet within ten
(10) days, either party may initiate mediation of the Dispute or claim as provided in Section 11.2.

11.2 Mediation. If any Dispute has not been resolved by negotiation as provided in Section 11.1, the parties shall endeavor to resolve the Dispute by mediation under the then current Model Procedure for Mediation of Business Disputes of the Center for Public Resources, Inc. ("CPR"), 366 Madison Avenue, New York, New York 10017. The neutral third party will be selected from the CPR Panel of Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process. Unless otherwise agreed by the parties, the place of mediation shall be St. Louis, Missouri.

11.3 Arbitration. Any Dispute that has not been resolved by mediation, as provided in Section 11.2 within forty-five (45) days of the initiation of such procedure, shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes by a sole arbitrator; provided, however, that if one party has requested the other party to participate in a non-binding dispute resolution procedure under Sections 11.1 or 11.2 and the other party has failed to participate therein, the other party may initiate arbitration before expiration of the above time period. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. " 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise agreed by the parties, the place of arbitration shall be St. Louis,

Missouri. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages.

11.4 Costs. The parties shall bear their respective costs in connection with the dispute resolution procedures described in Sections 11.1 and 11.2, except that the parties shall share equally the fees and expenses of any neutral third party or arbitrator and the costs of any facility used in connection with such dispute resolution procedures.

11.5 Representation by an Attorney. With respect to the non-binding procedures provided in Sections 11.1 and 11.2, if a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least two (2) working days' notice of such intention and may also be accompanied by an attorney. All negotiations relating to any of the procedures provided in this
Section 11 are confidential and shall be treated as compromise and settlement negotiations for purposes of the rules of evidence of all applicable jurisdictions.

Section 12.Miscellaneous.

12.1 Expenses. Except as expressly provided herein, each of Parent and Target shall bear its own expenses and costs incurred in connection with the negotiation, execution and delivery hereof and the Closing of the transactions contemplated hereby; provided, however, to the extent that Target's aggregate investment banking, legal, accounting and other transaction fees related to the transactions contemplated by this Agreement exceed $325,000, such fees shall be the obligation of Target Shareholders. Target Shareholders shall pay all documentary stamp taxes and surtaxes, if any, incident to the transfer of the Target Shares in connection with the Merger.

12.2 Public Announcements. Each of the parties agrees not to make or permit any announcement or public disclosure, and not to issue or permit issuance of any press release, concerning this Agreement or the transactions contemplated hereby, other than a joint press release by Parent and Target to be made simultaneously herewith, without the prior approval of the other parties, except as may be required of Parent to comply fully with its disclosure obligations under its disclosure obligations under the Exchange Act.

12.3 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated hereby, including cooperating fully with the other parties. In case at any time after the Closing Date or the Corporate Filing Date any further action is necessary or desirable to carry out the purposes hereof or to vest the Surviving Corporation with full title to all Assets, rights, approvals, immunities, and franchises of Target, each party hereto shall take all such necessary action.

12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, except any conflict of laws principles of Florida that may direct the interpretation or enforcement hereof to the laws of any other jurisdiction.

12.5 Successors and Assigns. Except as otherwise provided in the Restricted Stock Agreement, a party shall not assign any of its rights or delegate any of its obligations hereto without the prior, written consent of the other parties. All of the terms hereof shall be binding upon and inure to the benefit of and be enforceable by and against the successors, heirs, legal representatives and permitted assigns of the parties hereto. The reference contained herein to successors and assigns of the parties is not intended to constitute a consent to assignment by any of the parties.

12.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, and the other documents delivered pursuant hereto, constitute the full and entire understanding and agreement among the parties concerning the subject matter hereof, and supersedes all prior agreements and negotiations, oral or written, concerning that subject matter, all of which are merged into this Agreement. Nothing herein, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason hereof.

12.7 Amendment. A modification or amendment of this Agreement, any of the Ancillary Agreements, or any of the Closing Documents shall be effective only if it is in writing and executed by all the parties hereto, and by any other party to the document being amended.

12.8 Notices. To be effective, a notice or other communication required or permitted hereunder must be given in writing or by facsimile transmission, or if by similar means, must be promptly confirmed in writing. Unless otherwise specified herein a notice is considered effectively given when it is received by the intended recipient or when the intended recipient refuses delivery. If a notice is mailed by certified or registered United States mail, with return receipt requested, or sent by a courier or delivery service, to the address of the intended recipient specified below (or such other address as the intended recipient has previously specified in a written notice received by the sender), the notice shall be presumed to have been received or refused by the intended recipient on the date indicated on the return receipt or return invoice.


            If to Parent or Subsidiary (or Surviving Corporation):

                Computer Management Sciences, Inc.
                8133 Baymeadows Way
                Jacksonville, FL  32256
                  Attn: Jerry W. Davis
                  Fax:  (904) 737-6376

            With a copy to:

                Holland & Knight LLP
                50 North Laura Street
                Suite 3900
                Jacksonville, FL  32202
                  Attn: L. Kinder Cannon III, Esq.
                  Fax:  (904) 358-1872

            If to Target:

                MIACO Corporation
                The Cascades
                6300 S. Syracuse Way, Suite 415
                Englewood, CO  80111
                  Attn: Shari G. Leigh
                  Fax:  (303) 850-1195

            With a copy to:

                Cooley Godward LLP
                2595 Canyon Boulevard, Suite 250
                Boulder, CO  80302-6737
                  Attn:       James H. Carroll, Esq.
                  Fax:  (303) 546-4099

            If to Target Shareholders or to any of Target Shareholders, individually:

                MIACO Corporation
                The Cascades
                6300 S. Syracuse Way, Suite 415
                Englewood, CO  80111
                  Attn:  Shari G. Leigh
                  Fax:  (303) 850-1195

12.9 Titles and Subtitles. The titles of the sections and subsections hereof are for convenience of reference only and are not to be considered in construing this Agreement.

12.10   Counterparts.   This   Agreement  may  be  executed  in  any  number  of
counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

12.11 Delays or Omissions. No delay or omission in exercising any right, power, or remedy of any party hereto, upon any breach or default of any other party hereto, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring. To be effective, any waiver, permit, consent or approval of any kind on the part of any party hereto of any breach or default hereunder, or any waiver of any provisions or conditions hereof, must be in writing. Unless otherwise specified herein, all remedies of a party for a breach hereof shall be cumulative.

12.12 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13 Attorneys Fees. It is the intention of the parties hereto that all disputes arising out of this Agreement will be resolved pursuant to the dispute resolution procedures set forth in Section 11. However, should a court declare the dispute resolution provisions set forth in Section 11 inapplicable or unenforceable for any reason and litigation is commenced by any party concerning any provision hereof or the rights and duties of any party hereto, the prevailing party in such litigation shall be entitled, in addition to such other relief as may be granted, to all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Agreement, including all Attorneys' Fees and costs and expenses of agents, experts, accountants, consultants, investigators and supersedeas bonds, whether incurred before or after demand or commencement of legal proceedings, and whether incurred pursuant to trial, appellate, bankruptcy, administrative, or judgment-execution proceedings.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective duly authorized representatives as of the date set forth in the first paragraph.

                              PARENT

                              COMPUTER MANAGEMENT SCIENCES, INC., a Florida corporation


                              By: /s/ ANTHONY V. WEIGHT
                                    Anthony V. Weight, Senior Vice President


                              SUBSIDIARY

                              BRONCO ACQUISITION, INC., a Florida corporation


                              By: /s/ ANTHONY V. WEIGHT
                                    Anthony V. Weight, Senior Vice President


                              TARGET

                              MIACO CORPORATION, a Colorado corporation


                             By: /s/ SHARI G. LEIGH
                                    Shari G. Leigh, President


                               TARGET SHAREHOLDERS


                               /s/ SHARI G. LEIGH
                                    Shari G. Leigh


                               /s/ MARTIN B. GREER
                                    Martin B. Greer


                               /s/ DANIEL P. DUNLAP, JR.
                                    Daniel P. Dunlap, Jr.


                                /s/ JOHN D. KAREN
                                    John D. Karen


                               /s/ RICHARD C. BLAKEMAN
                                    Richard C. Blakeman

                                                                     EXHIBIT "A"
                              DEFINITIONS OF TERMS


      "1996 Balance Sheet" means the balance sheet of Target for the year ended March 31, 1996, audited by Target's Auditors and prepared in accordance with GAAP on a basis consistent with prior years, together with the accountants' report thereon and all notes and schedules pertaining thereto.

      "1996 Financial Statement(s)" means the 1996 Balance Sheet, together with the statement of income, statement of cash flows, and statement of shareholders' equity of Target for the year ended March 31, 1996, audited by Target's Auditors and prepared in accordance with GAAP on a basis consistent with prior years, together with the accountants' report thereon and all notes and schedules pertaining thereto.

      "Adverse Claim(s)" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, damages, awards, dues, penalties, fines, costs, amounts paid in settlement, injunctions, claims of specific performance, losses, expenses, and fees, including, but not limited to claims threatened, asserted or perfected resulting from or with respect to or based upon breach of warranty, breach of contract, intentional tortious acts, negligence, or strict liability, and all Attorneys' Fees in connection therewith.

      "Agreement" means this Agreement and Plan of Merger, as it may be amended from time to time, including all exhibits and schedules to which reference is made herein. All references to a "Section" shall refer to a section of this Agreement unless otherwise indicated. Words such as "hereby," "herein," "hereinafter," "hereof," "hereto," "hereunder," and "herewith" refer to this Agreement as defined in this paragraph and as a whole, unless the context otherwise requires.

      "Ancillary Agreement(s)" has the meaning set forth in Section 3.2(a).

      "Asset(s)" means Real Property, Facilities, Leasehold Improvements, Tangible Personal Property, and Intangible Personal Property.

      "Attorneys' Fees" means all attorneys' fees, including fees associated with paralegals and law clerks, and expenses, court costs, and fees and expenses of expert witnesses, at both trial and appellate levels, including, but not limited to, those arising in connection with all Obligations, Employment-Related Liabilities, Adverse Claims, Taxes, Indemnification Claims and other claims relating to the Agreement.

      "Benefit Plan(s)" means all Qualified Plans, all Other Qualified Plans, and all ERISA Plans, and (to the extent not otherwise included as ERISA Plans) all stock ownership, stock option, stock purchase, excess benefit, voluntary employees' beneficiary association, vacation, severance pay, bonus, deferred compensation, non-cash compensation or other similar plan, program, or arrangement, and any other employee benefit plan of any kind, maintained by Target or which is a multiple employer plan to which Target makes employer contributions with respect to its employees, or which is a terminated plan under which Target has any present or future Obligation or Liability (other than to make current wage or salary payments) with respect to its employees or former employees.

      "Business" means the business conducted by Target on the date hereof, which principally involves providing relational database consulting and training services to various customers, with a particular emphasis on management database information systems.

      "Business  Condition"  means,  collectively,   the  business,  operations,
properties, assets, results of operations, condition (financial or otherwise) or prospects of the person or entity in question.

      "Claim Notice" has the meaning set forth in Section 10.4(c).

      "Closing" means the consummation of all the transactions relating to the Merger contemplated herein other than the filing of the Articles of Merger of Target and Subsidiary.

      "Closing Date" means the date of the execution and closing of this Agreement.

      "Closing Document(s)" has the meaning set forth in Section 3.2(b).

      "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985 and all regulations promulgated thereunder.

      "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

      "Contract(s)" means any Lease, any Receivable or any of the following contracts or agreements, whether written or oral (unless otherwise indicated), but only to the extent that any such agreement involves a right or Obligation having a value of $25,000.00 (the "Threshold Amount") or more: (a) any material franchise or license agreement under which Target is either a franchisor, licensor, franchisee or licensee; (b) any written agreement (or group of related written agreements) for the lease (as lessor or lessee) of Tangible Personal Property providing for annual lease payments in excess of the Threshold Amount;
(c) any written agreement (or group of related written agreements) for the purchase or sale of merchandise, supplies, products, or other goods, Tangible Personal Property or for the furnishing or receipt of services that either calls for performance over a period of more than 60 days; (d) any agreement, contract or commitment relating to the Business, and not otherwise listed on any other schedule hereto, that continues over a period of more than six (6) months from the date hereof; (e) any distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business to which Target is a party; (f) any written agreement concerning a partnership or joint venture; (g) any note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or any agreement or arrangement for a line of credit or guarantee (other than the endorsement of checks in the Ordinary Course of Business), pledge or undertaking of any indebtedness of any other person relating to the Business; (h) any written agreement concerning confidentiality, nonsolicitation or noncompetition; (i) any written agreement between Target and any of its directors, officers, employees or shareholders;
(j) any collective bargaining agreement, written employment agreement, or severance agreement; (k) any transferable license or permit with respect to the Business; (l) any right of Target to any warranty (express or implied), guaranty, or license received from a manufacturer, contractor, lessor, or seller, and any related claim, credit, or right of recovery or set-off with respect to such warranties; (m) any commitment or agreement for any capital expenditure or leasehold improvement relating to the Business; (n) any written agreement under which the consequences of a default or termination could have a material adverse effect on Target's Assets, Liabilities, Business or Business Condition; and (o) any other written agreement (or group of related agreements) either involving an Asset or right or a Liability or Obligation valued at more than the Threshold Amount or not entered into in the Ordinary Course of Business.

      "Conversion Ratio" has the meaning set forth in Section 3.3.

      "Corporate Filing Date" has the meaning set forth in Section 9.

      "Employment-Related Liabilities" means all Obligations arising out of employment matters or relationships, including, but not limited to, any payroll, salary and wages, Benefit Plans, unemployment compensation, workers' compensation, withholding of any Taxes, FICA, FUTA or SUTA obligations, employee health or life insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, claim with respect to Intellectual Property, fringe benefit, overtime, and all Attorneys' Fees arising in connection therewith.

      "Entity Related Parties" means all affiliates (as the term is defined in Rule 405 under the Securities Act of 1933, as amended) of the specified person and all officers, directors, employees, agents and shareholders of such specified person or his or its affiliates.

      "Environmental Condition" means any of the following: (i) the release on, under or from the Facilities of any "hazardous substances" as defined in any Environmental Laws; (ii) any contamination of the Facilities, including, without limitation, the presence of any hazardous substance which has come to be located on or under the Facilities from another location; (iii) any material violation or alleged violation of any Environmental Laws with respect to the Facilities or Target's Business operations in or on the Facilities; (iv) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, the Facilities; or (v) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any hazardous substance on or from the Facilities.

      "Environmental Law(s)" means any and all federal, state, local and foreign laws, statutes, codes, ordinances, regulations, rules, policies, consent decrees, judicial orders, administrative orders or other requirements relating to the environment or to human health or safety associated with the environment, all as amended or modified from time to time. Environmental Laws include, but are not limited to, the following statutes and all rules and regulations relating thereto, all as amended or modified from time to time: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. "9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. " 9601B9675; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ' 6901B6991; the Clean Air Act, 42 U.S.C. " 7401 et seq; the
Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ' 136 et seq; the Toxic Substances Control Act, 15 U.S.C. " 2601B2671; the Federal Water Pollution Control Act of 1972; the Safe Drinking Water Act of 1972, 42 U.S.C. "300(f) et seq; the Refuse Act of 1899, 33 U.S.C. "401 et seq; and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. '11001 et seq.

      "EPA" means the United States Environmental Protection Agency.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and all regulations promulgated pursuant thereto.

      "ERISA Plan(s)" means all employee benefit plans, as defined in ERISA, maintained by Target or which is a multiple employer plan to which it makes employee contributions with respect to its employees, or which is a terminated plan under which Target has any present or future Obligation or Liability (whether direct, indirect, or contingent) other than Qualified Plans and Other Qualified Plans.

      "Exchange Price" means, with respect to Parent Common Stock, the closing price of the Parent Common Stock on the Closing Date, as reported on the Nasdaq/NMS. In the event that the Parent Common Stock does not trade as of the Closing Date, the closing price for such date (for purposes of determining the Exchange Price) shall be deemed to be the closing price for the day next preceding such date on which the Parent Common Stock traded.

      "Facility or Facilities" means the land, building, Leasehold Improvements and other property described in Schedule 4.10.

      "Financial Statements" means the 1996 Financial Statements and the Interim Financial Statements of Target.

      "Fixtures and Equipment" means all equipment, furniture, furnishings, fixtures, machinery, tools, appliances, vehicles, spare and replacement parts, and similar property owned, used, or leased by Target in connection with the Business.

      "GAAP"  means  Generally  Accepted  Accounting  Principles,   consistently
applied throughout the periods involved.

      "Impairment(s)" means any loss, destruction, condemnation or diminution in the value, quantity or quality of any Asset from any cause whatsoever other than depreciation or amortization occurring in the Ordinary Course of Business.

      "Indemnification Claim" means the amount of any indemnity to which any party claims it is entitled pursuant to this Agreement.

      "Indemnitee" has the meaning set forth in Section 10.4.

      "Indemnitor" has the meaning set forth in Section 10.4.

      "Insurance Requirement(s)" means all terms of any insurance policy, all requirements of the issuer of any insurance policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions, in each case) applicable to or affecting the Facilities or any part thereof or any use or condition thereof.

      "Intangible Personal Property" means Contracts; Intellectual Property; all rights to the names of the Business and all goodwill associated with the Business conducted under those names; and all other intangible assets, rights, and property, wherever located, of Target.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, and registrations and applications for registration thereof (other than trademarks, service marks, trade dress, logos, trade names and corporate names which are related to products sold by Target and provided to Target by third party vendors); (c) computer software, data, and documentation; (d) trade secrets and confidential business information, including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer, employee, and supplier lists and information; (e) other proprietary rights; and
(f) copies and tangible embodiments thereof (in whatever form or medium).

      "Interim Balance Sheet" means the balance sheet of Target as of October 31, 1996, prepared in accordance with GAAP on a basis consistent with prior years.

      "Interim Financial Statement(s)" means the Interim Balance Sheet, together with the statement of income and statement of cash flows of Target for the period beginning on April 1, 1996, and ended on the date of the Interim Balance Sheet, prepared in accordance with GAAP on a basis consistent with prior years.

      "Key Employee(s)" means Shari G. Leigh and Martin B. Greer.

      "Lease(s)"  means all of Target's  rights  under the lease  agreements  or sublease agreements pursuant to which Target leases, holds and operates the Facilities, and all supplements, amendments, modifications, extensions, renewals, or restatements thereof and any agreements affecting the same, all as listed on Schedule 4.10.

      "Leasehold Improvement(s)" means all leasehold improvements to the Facilities.

      "Legal Requirement(s)" means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governmental authorities, officials, agencies and officers, ordinary or extraordinary, which now or at any time prior to Closing were applicable to Target, Target Shareholders, Parent, Subsidiary, the Business or the Facilities or any use, operation or condition thereof.

      "Liability" or "Liabilities" means Obligations, Liens, Employment-Related Liabilities, Taxes, Adverse Claims, and Attorneys' Fees, in each case whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due and whether insured or uninsured.

      "Lien(s)" means (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind on, of or in any property or assets of any character, or the income or profits therefrom; or (b) any arrangement or agreement which prohibits the creation of such encumbrances, mortgages, pledges, liens, charges or other security interest or which restricts transfer of any property or assets.

      "Merger" means the merger of Subsidiary with and into Target, under the terms and conditions set forth in the Agreement.


      "Notice Period" has the meaning set forth in Section 10.4(c).

      "Obligation(s)" means all debts, duties, or obligations of any kind arising under any Contract or other agreement, including all Attorneys' Fees arising in connection therewith.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Other Qualified Plan(s)" means the qualified pension and profit-sharing plans not maintained by Target but to which it makes employer contributions with respect to its employees.

      "Parent"   means   COMPUTER   MANAGEMENT   SCIENCES,   INC.,  a  Florida
corporation.

      "Parent Common Stock" means shares of Parent's class of common stock, par value $0.01 per share, which stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on the NASDAQ/NMS.

      "Parent Shares" has the meaning set forth in Section 3.3.

      "Parent/Subsidiary  Schedule of Exceptions" has the meaning set forth in
Section 6.

      "Parent's Auditors" means KPMG Peat Marwick L.L.P.

      "Permits"  means  all  permits,   licenses,   certificates,   governmental
approvals and other authorizations necessary to lawfully conduct the Business.

      "Permitted Encumbrances" means (i) any Lien for Taxes not yet due and payable, (ii) any non-judgment Lien arising by operation of law and not predicated on the filing or recordation of any notice thereof, (iii) imperfections of title and encumbrance which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby, or (iv) any Lien that is described in the Target Schedule of Exceptions.

      "Person" shall mean any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

      "Qualified Plans" means the qualified pension and profit sharing plans maintained by Target.

      "Receivable(s)" means all of Target's rights to payment for goods sold, for services rendered, or for any other purpose, including all accounts receivable and notes receivable disclosed in Target's Financial Statements.

      "Regulatory Action(s)" means any formal or adverse claim, demand, action or proceeding brought or instigated by any governmental authority in connection with any Environmental Law (including without limitation civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

      "Related Party" means an Entity Related Party or a Shareholder Related Party.

      "Shareholder Related Parties" means all entities of which such specified shareholder is a director, officer, employee, agent, partner or shareholder and each natural person related by blood or marriage to such specified shareholder within the third degree; provided, however, Shareholder Related Parties shall not include any entity that has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, of which the specified person beneficially owns not more than five percent (5%).

      "Shareholder Representative" has the meaning set forth in Section 10.6.

      "Subsidiary" means BRONCO ACQUISITION, INC., a Florida corporation.

      "Surviving   Corporation"   means   Target,   in  its  capacity  as  the
corporation surviving the Merger.

      "Tangible Personal Property" means Fixtures and Equipment, inventories, and all other tangible assets, rights, and property, wherever located, of Target, including, but not limited to, all books and records of the Business existing on or after the date hereof.

      "Target" means MIACO Corporation, a Colorado corporation.

      "Target Auditors" means Erhardt, Keefe, Steiner & Hoffman, P.C., independent certified public accountants, Denver, Colorado.

      "Target Certificate(s)" has the meaning set forth in Section 3.4.

      "Target Issued Shares" has the meaning set forth in Section 3.3.

      "Target Option Shares" has the meaning set forth in Section 3.3.

      "Target Schedule of Exceptions" has the meaning set forth in Section 4.

      "Target Shareholders" means Shari G. Leigh, Martin B. Greer, Daniel P.Dunlap, Jr., John D. Karen and Richard C. Blakeman.

      "Target Shares" has the meaning set forth in Section 3.3.

      "Tax Return(s)" means all federal, state, local, and foreign tax returns, reports, statements, and other similar filings required to be filed by Target.

      "Tax(es)" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or added-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including all Attorneys' Fees arising in connection with any dispute thereof.

      "Third Party Claim(s)" means third party claims, actions, demands or proceedings (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to any Release of Hazardous Substances or Contamination, and whether or not seeking costs, damages, penalties or expenses.

      "Transaction Documents" means the Agreement, Ancillary Agreements and Closing Documents.